Exhibit 99.1

American States Water Company Announces Settlement Agreement in Golden State Water’s Cost of Capital Application

SAN DIMAS, Calif.--(BUSINESS WIRE)--November 3, 2011--American States Water Company (NYSE:AWR) announced today that on November 2, 2011, its wholly-owned subsidiary Golden State Water Company (“GSWC”) entered into a settlement agreement with the Division of Ratepayer Advocates (“DRA”) of the California Public Utilities Commission (“CPUC”) on its authorized cost of capital for 2012 through 2014. On May 2, 2011, GSWC filed its cost of capital proceeding with the CPUC along with three other participating utilities who also jointly settled with DRA.

If approved by the CPUC, the settlement will authorize GSWC a Return on Equity (“ROE”) of 9.99% and a rate-making capital structure of 55% equity and 45% debt. The weighted cost of capital (rate of return on ratebase) would be at 8.64%, including the most recent embedded debt cost. When finalized, the rate of return authorized by the CPUC will be implemented into rates on a company-wide basis. A decision on the cost of capital filing is expected in the fourth quarter of 2011 or first quarter of 2012.

Among other things, the settlement maintains the automatic adjustment mechanism called the Water Cost of Capital Mechanism, previously adopted by the CPUC, to adjust the ROE and rate of return on ratebase between cost of capital proceedings. Rates to customers will be adjusted only if there is a positive or negative change of more than 100 basis points in the average of the Moody’s Aa utility bond rate as measured over the period October 1 through September 30.

Robert J. Sprowls, President and CEO of AWR and GSWC said “The settlement we filed yesterday in the cost of capital proceeding is a fair resolution for our shareholders and customers. The revised cost of capital includes achieved lower debt costs and a combination of a higher equity ratio in GSWC’s capital structure and a slightly lower allowed return on equity. GSWC has invested approximately $225 million over the past three years in its distribution infrastructure and plans to continue making significant investments in the future. We are pleased that the DRA recognizes that California’s investor-owned water utilities require a fair return in order to finance these investments. We anticipate that the CPUC will approve this settlement.”

Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially, include those described in the Company’s Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc. Through its utility subsidiary, Golden State Water Company, AWR provides water service to approximately 1 out of every 36 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 256,000 customers). The Company also distributes electricity to over 23,000 customers in the Big Bear recreational area of California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company provides operations, maintenance and construction management services for water and wastewater systems located on military bases throughout the country.

American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year since 1953.

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707